Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
to Prospectus dated November 1, 2000                  Registration No. 333-47678

                                 GlobeSpan, Inc.

                                5,307,952 Shares

                                  Common Stock

          This prospectus supplement relates to the offer and sale by some of our stockholders of up to 5,307,952 shares of common stock of GlobeSpan, Inc.

          This prospectus supplement should be read in conjunction with the prospectus dated November 1, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

          Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell their shares pursuant to this prospectus supplement. Each selling stockholder may also transfer shares owned by him by gift, and upon any such transfer, the donee would have the same right of sale as the selling stockholder.

          See "Risk Factors" beginning on page 6 of the prospectus to read about factors you should consider before buying the shares.

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is November 9, 2000